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BroadVision Contact:

Peter Chu

Investor Relations

(650) 295-0716 x7177

Ir1@broadvision.com

BroadVision Announces Fourth Quarter 2013 and Full-Year Results

REDWOOD CITY, CA — January 29, 2014 — BroadVision, Inc. (NASDAQ: BVSN), a leading provider of e-business and engagement management solutions, today reported financial results for its fourth quarter ended December 31, 2013. Revenues for the fourth quarter were $3.7 million, compared with revenues of $4.0 million for the third quarter ended September 30, 2013 and $4.1 million for the comparable quarter of 2012.

License revenue for the fourth quarter of 2013 was $1.4 million, compared with $1.3 million for the prior quarter and $1.3 million for the comparable quarter of 2012. The majority of the fourth quarter license and subscription revenue was generated from the Company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers such as Banque Palatine S.A., Business Networks Europe GmbH, Centre National de l'Expertise Hospitalière (CNEH), Crédit Foncier, Entering New Markets, Global Hotel Alliance, Italiaonline S.r.l., La Poste Group, NHS England, The Talking Village, TerraLink, TII Informatix, Vías y Construcciones, S.A, and several other large multinational customers.

In the fourth quarter of 2013, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $1.3 million, or $0.28 per basic and diluted share, as compared with GAAP net loss of $0.8 million, or $0.18 per basic and diluted share, for the third quarter of 2013 and GAAP net loss of $1.1 million, or $0.25 per basic and diluted share, for the comparable quarter of 2012.

Full-year 2013 revenues totaled $15.6 million, with GAAP net loss of $5.4 million, or $1.15 per basic and diluted share, compared to 2012 revenues of $15.1 million and GAAP net loss of $5.1 million, or $1.09 per basic and diluted share.

As of December 31, 2013 the Company had $46.4 million of cash and cash equivalents and short-term investments, compared to a combined balance of $47.7 million as of September 30 2013 and $52.3 million as of December 31 2012.

"We concluded 2013 with impressive growth in Clearvale over 2012, including the number of partners, networks and users, paid customers and revenue bookings," said Dr. Pehong Chen, President and CEO, BroadVision.  "In the e-business world, we are seeing a clear trend to move from reach-and-transact solutions to engagement solutions.  To create engagements for better visibility and accountability, customers are incorporating social communication and collaboration tools across a variety of industries such as healthcare, financial, retail and service companies.  In 2014, we will continue to invest in the success of the Clearvale social communication and collaboration platform which is now integrated with our full suite of e-business solutions under the BroadVision 9 engagement platform.“

Conference Call Information

BroadVision management will host a conference call today, Wednesday, January 29th, 2014, at 2:00PM Pacific Standard Time (PST). The conference call may be accessed by dialing: 1-888-424-8151, with pin code 6831030#. Callers outside North America should call +1-847-585-4422 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A web replay will also be available following the call on the Company’s website.

About BroadVision

Driving innovation since 1993, BroadVision (NASDAQ: BVSN) is a provider of e-business and engagement management solutions for organizations seeking to transform their communication and collaboration efforts within and outside the enterprise by embedding valuable social behaviors into business relationships and processes.  BroadVision solutions – including the Clearvale enterprise social networking solution – deliver a virtual, mobile, and social platform of engagement for sharing expertise, enhancing business agility, and tracking accountability to deliver clarity in decision-making and improvement in both productivity and business results.  Visit www.BroadVision.com for more details.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this release, including statements about expected product enhancements, adoption of enterprise social networking technologies and their effect on enterprise, are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations. Various factors and risks associated with BroadVision's business are discussed in its most recent annual report on Form 10-K and in BroadVision's quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2013	2012
ASSETS	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$46,400	$52,281
Other current assets	4,771	5,093
Total current asset	51,171	57,374
Other non-current assets	438	512
Total assets	$51,609	$57,886
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$7,417	$9,042
Other non-current liabilities	778	1,187
Total liabilities	8,195	10,229
Total stockholders' equity	43,414	47,657
Total liabilities and stockholders' equity	$51,609	$57,886

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Software licenses	$1,443	$1,342	$5,744	$5,160
Services	2,269	2,732	9,855	9,966
Total revenues	3,712	4,074	15,599	15,126
Cost of revenues:
Cost of software revenues	58	73	183	146
Cost of services	1,199	1,268	4,658	4,856
Total cost of revenues	1,257	1,341	4,841	5,002
Gross profit	2,455	2,733	10,758	10,124
Operating expenses:
Research and development	1,749	1,649	7,067	6,445
Sales and marketing	1,348	1,545	5,617	5,861
General and administrative	813	944	3,851	3,981
Restructuring charges	-	-	-	12
Total operating expenses	3,910	4,138	16,535	16,299
Operating loss	(1,455)	(1,405)	(5,777)	(6,175)
Other Income, net	163	287	477	1,257
Loss before provision for income taxes	(1,292)	(1,118)	(5,300)	(4,918)
Provision for income taxes	(42)	(28)	(122)	(134)
Net loss	$(1,334)	$(1,146)	$(5,422)	$(5,052)
Earnings per share, basic and diluted:
Basic and diluted loss per share	$(0.28)	$(0.25)	$(1.15)	$(1.09)
Shares used in computing:
Weighted average shares-basic and diluted	4,741	4,671	4,713	4,638